Exhibit 3(a)


                  RESTATED ARTICLES OF INCORPORATION
                                 OF
                          ARCTIC CAT INC.


     Pursuant to the provisions of Chapter 302A of the Minnesota Statutes, known as the Minnesota Business Corporation Act, and laws amendatory thereof and supplementary thereto, the following Restated Articles of Incorporation are adopted and shall supersede and take the place of the existing Restated Articles of Incorporation and any amendments thereto.

                            ARTICLE I.

     The name of this Corporation shall be Arctic Cat Inc.

                           ARTICLE II.

     The address of the registered office of the Corporation shall be 600 Brooks Avenue South, P.O. Box 810, Thief River Falls, Minnesota, 56701.

                           ARTICLE III.

     SECTION 1. The authorized capital stock of this Corporation shall consist of 47,500,000 shares which shall be 45,000,000 shares of common stock of the par value of one cent ($.01) per share (the "Common Stock") and 2,500,000 shares of preferred stock of the par value of One Dollar ($1.00) per share (the "Preferred Stock"). The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock shall be as follows:

     SECTION 2. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Minnesota Secretary of State a statement with respect to the adoption of the resolutions pursuant to the Minnesota Business Corporation Act (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications, limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) the distinctive serial designation of such series and the number of shares constituting such series, provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 2,500,000;

          (b) the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

          (c) whether the shares of such series shall be redeemable and, if so , the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

          (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so , the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

          (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

     SECTION 4. Common Stock. Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this
Article III:

          (a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

          (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action , each share being entitled to one vote;

          (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective share ownership; and

          (d) the Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series; and the Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends , splits, or conversion of its outstanding shares.

                           ARTICLE IV.

     Any action required or permitted to be taken at a Board of Directors' meeting may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present. The written action is effective when signed by the required number of directors unless a different effective time is provided in the written action.

                            ARTICLE V.

     SECTION 1. Number and Tenure. The business and affairs of this Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) or more than nine (9) directors. The directors shall be divided into three (3) classes, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year. Except as otherwise provided in this Article V, each director shall be elected by the shareholders to hold office for a term expiring at the third succeeding regular meeting of shareholders following the regular meeting at which such director was elected. Each director shall serve until his or her successor has been duly elected and qualified, unless he or she shall retire, resign, die or be removed.

     SECTION 2. Vacancies. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors in office. Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, subject, however, to prior retirement, resignation, death or removal from office. Any newly created directorships resulting from an increase in the authorized number of directors shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.


     SECTION 3. Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough directors to leave less than a quorum.

     SECTION 4. Removal. Any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the then outstanding shares of Capital Stock entitled to vote generally in the election of directors.

     SECTION 5.     Election.  Notwithstanding any other provision of this
Article V, and except as otherwise provided by law, whenever the holders of any one or more class or series of Common Stock or Preferred Stock shall have the right, voting separately as a class or series, to elect one or more directors of this Corporation, the term of office, the filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles of Incorporation applicable thereto, and such directors so elected shall not be classified pursuant to this Article V unless expressly provided by such terms.

     SECTION 6. Nomination. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Bylaws.

                           ARTICLE VI.

     In addition to any affirmative vote of the directors or shareholders of the Corporation required by law or by or pursuant to any other Article of the Restated Articles of Incorporation, any Business Transaction with an Interested Shareholder, which Business Transaction has not been approved by the affirmative vote of a majority of the Continuing Directors, shall require the affirmative vote of the holders of at least 70% of the outstanding shares of Common Stock not held by such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise. The provisions of this Article shall not be applicable to any Stock Repurchase by the Corporation of shares of Common Stock from an Interested Shareholder.

                           ARTICLE VII.

     A majority of the Continuing Directors of the Corporation (and only such majority) shall have the power to determine the application of or compliance with Articles VI, VII, VIII and IX of these Restated Articles of Incorporation, including, without limitation (a) whether a person is an Interested Shareholder or an affiliate or association of another; (b) whether Article VI is or has become applicable with respect to a proposed transaction; and (c) whether a person has become a beneficial owner of any shares of Common Stock. Any determination or construction by the Continuing Directors with respect to Articles VI, VII, VIII and IX shall be within their absolute discretion and shall be conclusive and binding except in circumstances involving bad faith.

                          ARTICLE VIII.

     For the purposes of Articles VI, VII, VIII and IX:

     SECTION 1. Business Transaction. The term "Business Transaction" shall mean: (a) any merger or consolidation of the Corporation or a Subsidiary with (i) an Interested Shareholder or (ii) any other Corporation (whether or not itself in Interested Shareholder) which is or after such merger or consolidation would be an affiliate or associate of an Interested Shareholder ; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Shareholder or any affiliate or associate of any Interested Shareholder involving any Substantial Portion of assets or securities of the Corporation, any Subsidiary or any Interested Shareholder or any affiliate or associate of any Interested Shareholder; (c) the issuance of any securities of an Interested Shareholder or any affiliate or associate of any Interested Shareholder in exchange for stock of the Corporation or any Subsidiary; (d) any recapitalization of the Corporation that would have the effect, directly or indirectly, of increasing the voting power of an Interested Shareholder or any affiliate or associate of any Interested Shareholder, (e) any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any affiliate or associate of any Interested Shareholder; and (f) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (e).

     SECTION 2. Continuing Director. The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Corporation on July 7, 1986, and those members of the Board of Directors prior to the time the Interested Shareholder in question became an Interested Shareholder and who was not proposed for election as a director by or on behalf of such Interested Shareholder, and any successor of a Continuing Director who is not an affiliate or associate or representative of such Interested Shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors of the Corporation.

     SECTION 3. Fair Market Value. The term "Fair Market Value" shall mean , with respect to the Common Stock, the Fair Market Value, on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors, and shall mean, with respect to property other than Common Stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

     SECTION 4. Interested Shareholder. The term "Interested Shareholder" shall mean and include an individual, Corporation, partnership, or other person or entity (other than this Corporation or any Subsidiary or any employee benefit plan of either this Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) which, together with its "affiliates" and "associates" (as defined pursuant to Rule 12b-2 under the Securities Exchange Act of 1934), was the "beneficial owner" (as defined pursuant to Rule 13d-3 under such Act) of more than ten percent (10%) of the outstanding shares of Common Stock, and any affiliate or associate of any such individual, Corporation, partnership or other person or entity, or which was the beneficial owner at any time within the two-year period immediately preceding the time in question of more than ten percent (10%) of the outstanding Common Stock, and any affiliate or associate of any such individual , Corporation, partnership or other person or entity.

     SECTION 5. Subsidiary. The term "Subsidiary" shall mean a Corporation with respect to which the Corporation is the beneficial owner of the majority of each class of voting securities.

     SECTION 6. Stock Repurchase. The term "Stock Repurchase" shall mean any repurchase, directly or indirectly by the Corporation or any Subsidiary of any shares of Common Stock at a price greater than the then Fair Market Value for such shares.

     SECTION 7. Substantial Portion. The term "Substantial Portion" shall mean assets having a Fair Market Value of fifty percent (50%) or more of the total assets of the Corporation or any Subsidiary or such Interested Shareholder as the case may be, as of the date of the most recent balance sheet available on the record date of the stockholder meeting or consent (in the case of an Interested Shareholder) relating to approval of a Business Transaction involving assets constituting a Substantial Portion.

                           ARTICLE IX.

     SECTION 1. Articles of Incorporation. Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the Bylaws of the Corporation), the amendment or repeal of Articles V, VI, VII, VIII, or IX of these Restated Articles of Incorporation, or the adoption of any provisions inconsistent therewith, shall require the approval of the holders of shares representing at least 70% of the outstanding shares of Common Stock.

     SECTION 2.     Bylaws.  Except as otherwise provided in Section 3 of this
Article IX, Bylaws may be adopted, altered, amended or repealed or new Bylaws enacted by the affirmative vote of a majority of the entire Board of Directors (if notice thereof is contained in the notice of the meeting at which such vote is taken or if all directors are present) or at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice thereof is contained in the notice of such meeting).

     SECTION 3.     Change of Bylaws.  Notwithstanding anything contained in
Section 2 of this Article IX to the contrary, either (i) the affirmative vote of the holders of at least 70% of the votes entitled to be cast by the holders of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) the affirmative vote of a majority of the entire Board of Directors with the concurring vote of a majority of the Continuing Directors, voting separately and as a subclass of directors, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Article II, Section 10, and Article III, Sections
2, 3, 4, 5, 6 and 7 of the Bylaws of the Corporation.

                            ARTICLE X.

     No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for such shares.

                           ARTICLE XI.

     No holder of any shares of the Corporation shall have the right to cumulative votes for the election of directors and there shall be no cumulative voting for any purpose whatsoever.

                           ARTICLE XII.

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any action or omission occurring prior to the date when this provision becomes effective.

     The provisions of this Article XII shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article XII.

     If the Minnesota Statutes hereafter are amended to authorize the further eliminations or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.